Exhibit 10.29

EXECUTION VERSION

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Separation Agreement”), dated as of November 24, 2015, is by and between FIG LLC (the “Company”), its successors and assigns, and Michael E. Novogratz (“Novogratz”).
W I T N E S S E T H:
WHEREAS, the Company and Novogratz are parties to an Employment, Non-Competition and Non-Solicitation Agreement entered into as of August 4, 2011 (such agreement, including the exhibit thereto, the “Employment Agreement”);
WHEREAS, Novogratz is an officer, director and Principal of the Company and holds various titles and responsibilities with respect to the Company and its subsidiaries and affiliates;
WHEREAS, the Company and Novogratz wish that Novogratz’ employment continues through January 4, 2016 (the “Resignation Date”);
WHEREAS, effective as of the Resignation Date, Novogratz will cease to hold any positions, including that of officer, director or Principal, with the Company or any of its subsidiaries or affiliates; and
WHEREAS, Novogratz and the Company wish to enter into this Separation Agreement to confirm their mutual understanding and agreement regarding, among other things, Novogratz’ resignation from the Company and to provide the Company, together with its subsidiaries, affiliates and related parties, and Novogratz with a mutual release of claims.
NOW, THEREFORE, in consideration of the foregoing premises and of the releases, representations, covenants and obligations contained herein, and intending to be legally bound, the parties hereto agree as follows:
1.Employment Through the Resignation Date. The Company and Novogratz hereby agree and confirm that, from the date of this Separation Agreement through the Resignation Date, the Employment Agreement will remain in effect and govern the terms of Novogratz’ employment with the Company.
2.Novogratz’s Resignation. On the Resignation Date, Novogratz will date, sign and deliver to the Company a letter of resignation in the form attached hereto as Exhibit 1 pursuant to which, as of the Resignation Date, Novogratz will voluntarily and irrevocably resign from all positions he holds with the Company and its subsidiaries and their affiliates, whether as Principal, officer or director, or otherwise, including his position as Principal and as a member of the board of directors of the Company. Novogratz agrees to execute any and all other documents and take any and all actions as may reasonably be requested by the Company to further effectuate his resignation as of the Resignation Date as a Principal, officer or director of the Company or any of its subsidiaries or their affiliates. Novogratz’s execution of this Separation Agreement shall be deemed the grant by Novogratz to the officers of the Company and its subsidiaries and their affiliates of a limited power of attorney to sign in Novogratz’s name and on Novogratz’s behalf documentation solely for the limited purpose of effectuating such resignations.
3.Benefits.
(a)Fund Fees. Following the Resignation Date, the Company shall, as consideration for entering into this Separation Agreement, continue to waive any management, incentive, and other applicable fees on the investments that Novogratz has made prior to the Resignation Date in investment vehicles managed by the Company and its affiliates (the “Prior Fund Investments”). Exhibit 2 identifies the Prior Fund Investments as of the date of this Separation Agreement and will be updated accordingly to reflect any investment made by Novogratz between the date of this Separation Agreement and the Resignation Date. In addition, the Company shall waive any management, incentive, and other applicable fees on future investments that Novogratz makes on or after the Resignation Date in investment vehicles managed by the Company and its affiliates (the “Future Fund Investments” and together with the Prior Fund Investments the “Fund Investments”), provided the Company may revoke such waiver with respect to the Future Fund Investments at any time in its sole discretion. Novogratz acknowledges and agrees that he will be required to execute the Company’s standard form of confidentiality agreement, which includes standstill provisions, to receive periodic reports with respect to his Fund Investments.
(b)Novogratz will have access to: (i) his Company telephone and email through January 31, 2016 provided that he complies with all Company policies concerning the use of the Company’s telephone and email system and (ii) his Company secretary through January 31, 2016. Novogratz’s access to other Company information technology systems will cease on the Resignation Date.
(c)Novogratz’s medical, dental and vision coverage (the “Health Coverage”) under the Company’s group health plan will terminate on January 31, 2016 (the actual date of coverage termination, the “Coverage End Date”). After the Coverage End Date, subject to Section 3(d) below, Novogratz will be provided an opportunity to continue, at his own cost, Health Coverage for himself and qualifying dependents under the Company’s group health plan in accordance with the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). Specific information on COBRA, including its rate structure, will be forwarded to Novogratz separately. Novogratz’s coverage and cost levels are subject to adjustment in accordance with the terms of the documents governing the program, subject to Section 3(d) below.
(d)In the event Novogratz timely elects to continue the group health plan coverage that he had in effect on the day prior to the Resignation Date pursuant to COBRA, the Company will pay for a portion of Novogratz’s COBRA costs so that his out-of-pocket cost is the same as other similarly situated Company employees with the same coverage until the earlier of (i) the eighteen month anniversary of the Coverage End Date and (ii) the date Novogratz become eligible for coverage under another employer’s group health plan. Thereafter, and for the balance of the applicable COBRA coverage period, Novogratz may continue COBRA at his sole expense. Novogratz will be responsible for paying his share of COBRA directly to the Company’s COBRA administrator, currently Benefit Concepts. Specific information on COBRA, including its rate structure, will be forwarded to Novogratz separately.
(e)In connection with his employment, Novogratz received a grant of (i) 828,194 dividend paying restricted share units of Fortress Investment Group LLC (“RSUs”) on February 13, 2013, (the “2013 Dividend Eligible RSUs”), pursuant to the terms and conditions of the Fortress Investment Group LLC Principal Compensation Plan (“Principal Compensation Plan”) and the Amended and Restated Fortress Investment Group LLC 2007 Omnibus Equity Incentive Plan (the “Equity Plan”) and (ii) 1,026,343 dividend paying RSUs on February 12, 2014, (the “2014 Dividend Eligible RSUs”), pursuant to the Principal Compensation Plan and the Equity Plan (the 2013 Dividend Eligible RSUs, together with the 2014 Dividend Eligible RSUs, the “Granted RSUs”). Novogratz acknowledges and agrees that as of October 13, 2015, Novogratz vested in 552,130 Shares (as defined in the Equity Plan) of the 2013 Dividend Eligible RSUs and 342,115 Shares of the 2014 Dividend Eligible RSUs, all of which were previously delivered to Novogratz in accordance with the Principal Compensation Plan and the Equity Plan. The Company acknowledges and agrees that, as of the Effective Date, Novogratz shall remain eligible to vest in 276,064 Shares of the 2013 Dividend Eligible RSUs and 342,114 Shares of the 2014 Dividend Eligible RSUs (collectively, the “Retained RSUs”); provided Novogratz does not violate the terms of this Separation Agreement or the terms and conditions governing such Retained RSUs. Consistent with the requirements of the Principal Compensation Plan, the Retained RSUs will vest on January 1, 2016, and will be delivered to Novogratz following vesting, but no later than December 31, 2016. Novogratz hereby acknowledges and agrees that the terms and conditions governing the Retained RSUs are incorporated by reference herein.  Notwithstanding the foregoing, in the event of any inconsistency between the documentation governing the Retained RSUs and this Separation Agreement, the provisions of this Separation Agreement, including without limitation the Company’s forfeiture rights and remedies under Section 13 of this Separation Agreement, shall control.  Novogratz acknowledges and agrees that, except as provided in this Separation Agreement, he has no further right or entitlement to the remainder of the Granted RSUs or to any dividend equivalent rights.
(f)Novogratz acknowledges and agrees that the Company incurs certain annual costs relating to those Company employees who provide services to Novogratz’s home office (the “Home Office Employees”). Novogratz shall remain liable to the Company for fifty percent (50%) of the annual compensation and benefits expense related to the Home Office Employees through December 31, 2015 (such fifty percent payment, the “2015 Compensation Expense”), calculated in accordance with the current budgeted amounts specified on Exhibit 3.

Novogratz further acknowledges and agrees that (i) he shall notify the Company in writing no later than December 15, 2015, if he desires that the Company continue the employment of Mr. Scott Feeley and Ms. Kim Pillemer beyond December 31, 2015, but for a period that shall not extend beyond March 31, 2016 (such period, the “Extended Retention Period”) and (ii) he shall remain liable to the Company for one hundred percent (100%) of the compensation and benefits expense related to Mr. Scott Feeley and Ms. Kim Pillemer through the lapse of the Extended Retention Period (such one hundred percent payment, the “2016 Compensation Expense”). Novogratz further acknowledges and agrees that in the event he fails to provide payment of the 2015 Compensation Expense within thirty (30) days following date on which he receives notice from the Company of the final 2015 Compensation Expense to be paid (and to the extent applicable, the 2016 Compensation Expense within thirty (30) days following the date on which he receives notice from the Company of the final 2016 Compensation Expense to be paid), the Company may reduce, withhold or set-off all or a portion of the payments in respect of the Retained RSUs or any other payments due to Novogratz by the Company or any of its affiliates pursuant to this Separation Agreement or any other agreement between Novogratz and the Company or any of its affiliates; provided that any such set-off does not result in a penalty under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).
4.Novogratz Release.
(a)As used in this Separation Agreement, the term “claims” shall include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, attorneys’ fees, accounts, judgments, losses and liabilities of whatsoever kind or nature, in law, equity or otherwise.
(b)Novogratz, for and on behalf of himself and his heirs, administrators, executors, and assigns, fully and forever releases, remises and discharges (“releases”) the Company, its subsidiaries and their affiliates, together with its and their respective officers, directors, partners, shareholders, attorneys, employees and agents (collectively, the “Group”), from any and all claims which Novogratz had, may have had, or now has against the Company and the Group through the Effective Date of this Separation Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim relating to, arising out of, or attributable to (i) his positions with the Company or its subsidiaries or their affiliates or the termination thereof, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference and (ii) the Employment Agreement or any other agreement or arrangement (whether formal or informal, oral or written) with the Company or any subsidiary or affiliate thereof. This release of claims includes, but is not limited to, all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Civil Rights Act of 1991, the Family and Medical Leave Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New York Human Rights Law, the New York Labor Code, the New York Worker Adjustment and Retraining Notification Act, the New York City Administrative Code, the New York Labor Law and all other federal, state and local labor and anti-discrimination laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. Novogratz further waives his right to participate in any collective or class action under the Fair Labor Standards Act or any similar state or local law, and agrees to opt-out of any such collective or class action against any member of the Group to which he may be or become a party or class member. Notwithstanding the foregoing, the release in this Separation Agreement does not extend to (A) those rights that cannot be waived as a matter of law, (B) any rights to indemnification under the Company’s by-laws or insurance policies, (C) any rights under this Separation Agreement, (D) any rights under the Purchase Agreement, dated as of the date hereof, by and among Fortress Operating Entity I LP, FOE II (New) LP, Principal Holdings I LP, Michael E. Novogratz and the trusts that are a party thereto (the “Purchase Agreement”), or the promissory notes issued thereunder, or (E) any rights under the Amended and Restated Tax Receivable Agreement, dated as of February 1, 2007, by and among FIG Corp, FIG Asset Co. LLC, Wesley R. Edens, Robert I. Kauffman, Randal A. Nardone, Michael E. Novogratz, Fortress Operating Entity I LP, Fortress Operating Entity II LP, Fortress Operating Entity III LP and Principal Holdings I LP, as it may be amended from time to time. The rights described in the foregoing clauses (A) through (H) are collectively referred to herein as the “Specified Rights” and the agreements and promissory notes described in the foregoing clauses (D) and (E) are collectively referred to herein as the “Specified Documents.”
(c)Novogratz represents that he has not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against any member of the Group, individually or collectively, and he covenants and agrees that he will not file or permit to be filed any lawsuits at any time hereafter with respect to the subject matter of this Separation Agreement and claims released pursuant to this Separation Agreement (including, without limitation, any claims relating to the termination of his relationship with the Company and its subsidiaries or their affiliates), except as may be necessary to enforce this Separation Agreement or the Specified Rights, or to seek a determination of the validity of the waiver of his rights under the ADEA. Nothing in this Separation Agreement shall be construed to prohibit Novogratz from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency. Notwithstanding the foregoing, Novogratz agrees to waive his right to recover monetary damages in any charge, complaint, or lawsuit filed by him or by anyone else on his behalf. Except as otherwise provided in this paragraph, Novogratz will not voluntarily participate in any judicial proceeding of any nature or description against any member of the Group that in any way involves the allegations and facts that he could have raised against any member of the Group as of the Effective Date. Novogratz further agrees that he will not encourage or voluntarily cooperate with current or former employees of the Group or any other potential plaintiff, to commence any legal action or make any claim against any of the Group in respect of such person’s employment or termination of employment with or by the Group or otherwise.
(d)After the Resignation Date, Novogratz shall no longer be entitled to any further compensation or any monies from the Company or any of its affiliates or to receive any of the benefits made available to him while a Principal of the Company; provided, however, that he will retain any rights that he has to vested benefits under the FIG LLC 401(k) Profit Sharing Plan & Trust (the “Plan”), subject to the terms and conditions of the Plan. Novogratz specifically acknowledges that he will not be entitled to any awards or payments of any kind under the Principal Compensation Plan.
5.Company Release.
(a)As additional consideration for entering into this Separation Agreement, the Company, for itself and its subsidiaries and their affiliates, and their respective successors and assigns, fully and forever releases Novogratz, from any and all claims which the Company or its subsidiaries had, may have had, or now have against the Novogratz through the Effective Date of this Separation Agreement, for or by reason of any matter, cause or thing whatsoever, whether known or unknown, including any claim relating to, arising out of, or attributable to (i) Novogratz’s positions with the Company or its subsidiaries or their affiliates or the termination thereof, including but not limited to claims of breach of contract, wrongful termination, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual preference and (ii) the Employment Agreement (other than those covenants and obligations set forth in Employment Agreement, as amended by this Separation Agreement, which remain in full force and effect following the Resignation Date) or any other agreement or arrangement (whether formal or informal, oral or written) with the Company or any subsidiary or affiliate thereof. Notwithstanding the foregoing, the release in this Separation Agreement does not extend to (A) any claims that the Company ever had, now has or may hereinafter claim to have against Novogratz which are based upon acts or omissions by Novogratz that involve willful misconduct, fraud, theft or other illegal conduct by Novogratz, (B) any rights under this Separation Agreement or the Employment Agreement (as amended by the Separation Agreement), or (C) any rights under the Specified Documents.
(b)The Company represents that it has not filed or permitted to be filed any legal action, charge or complaint, in any forum whatsoever, against Novogratz, and the Company covenants and agrees that it will not file or permit to be filed any lawsuits at any time hereafter with respect to the claims released pursuant to this Separation Agreement, except as may be necessary to enforce this Separation Agreement or the Specified Documents.
6.Compliance with Law. Novogratz represents that, to the best of his knowledge, he has (i) fully complied with all material Company policies and procedures, including those contained in the Company’s compliance manual (and all prior versions of such manual in effect at the Company) (the “Policies”) and (ii) not breached, or caused the Company to breach, any applicable law, rule, regulation, covenant or agreement in connection with Company business in any jurisdiction. Novogratz further represents that he is not aware of any breach of any material Policies, or any laws, rules, regulations, covenants or agreements applicable to the Company by any Company employee or entity and that he has previously reported any known or suspected breaches, in writing, to the Company’s General Counsel or Chief Compliance Officer. Novogratz will complete and submit to the Company satisfactory compliance reports for all periods up to and including the Resignation Date.
7.Return of Property. Novogratz agrees to return to the Company, no later than the Resignation Date, all material Company property, including, without limitation, all mailing lists, reports, files, memoranda, records, computer hardware, software, credit cards, door and file keys, computer access codes or disks and instructional manuals, and other physical or personal property which he received or prepared or helped prepare in connection with his role as a Principal of the Company or any other position he held with the Company or any of its subsidiaries or their affiliates (including, but not limited to, any documents or other materials which are necessary for the Company to comply with its obligations under the Code of Ethics) and that he will not retain any copies, duplicates, reproductions or excerpts thereof following the Resignation Date; provided, however, that Novogratz may retain (a) the blackberry issued to him by the Company provided that the phone number will be ported to Novogratz and Novogratz will be responsible for the costs associated with the use of such blackberry following the Resignation Date and (b) the laptop computer and home computer issued to him by the Company provided that he permanently deletes all Confidential Information (as defined in the Employment Agreement) from such computers.
8.Indemnification. Notwithstanding anything in this Separation Agreement to the contrary, Novogratz shall continue to have all rights (i) to director’s and officer’s insurance on the same basis as was applicable to him prior to the Resignation Date with respect to his service as a director or officer of the Company and its affiliates and (ii) under the Indemnification Agreement dated as of February 8, 2007, by and between Fortress Investment Group LLC and Novogratz.
9.Confidentiality. Except to the extent publicly disclosed by the Company, Novogratz agrees to maintain the confidentiality of this Separation Agreement, and to refrain from disclosing or making reference to its terms, except (a) as required by law; or (b) with his accountant or attorney for the sole purposes of obtaining, respectively, financial or legal advice; or (c) with his immediate family members (the parties in clauses (b) and (c), “Permissible Parties”); provided that the Permissible Parties agree to keep the terms and existence of this Separation Agreement confidential. Novogratz acknowledges and agrees that any disclosure of any information by him or the Permissible Parties contrary to the provisions of this Separation Agreement shall be a breach of this Separation Agreement. Novogratz likewise acknowledges and agrees to abide by the provisions of any and all confidentiality agreements he executed with the Company or any affiliate thereof.
10.Public Announcement. The Company shall provide Novogratz with the opportunity to review any Form 8-K or press release issued by the Company concerning Novogratz’s separation from the Company and the issuance of any such Form 8-K or press release shall be subject to Novogratz’s consent which will not be unreasonably withheld, delayed or conditioned. Novogratz acknowledges and agrees that the Company will be required to file this Separation Agreement and the exhibits hereto with the U.S. Securities and Exchange Commission.
11.Non-Disparagement.    The Company will not make or authorize, on behalf of itself or its affiliates, and shall not permit its officers, directors, employees, principals and representatives to, and shall take reasonable efforts to ensure that such persons do not, make any disparaging or defamatory comments regarding Novogratz, including making any comments concerning any aspect of the termination of his service with the Company. The obligations of the Company and its affiliates under this Section 11 will not apply to disclosures required by applicable law, regulation or order of any court or governmental agency.
12.Restrictive Covenants and Ongoing Obligations. Novogratz and the Company acknowledge and agree that, except as specifically set forth in this Section 12, all of the covenants and ongoing obligations that survive termination of employment set forth in Exhibit A (Restrictive Covenants) the Employment Agreement remain in full force and effect and are incorporated by reference herein. The Company agrees that the restriction period applicable to Novogratz’s non-competition obligation contained in Paragraph A (Non-competition) of Exhibit A to the Employment Agreement (which for the avoidance of doubt shall include entering into the money management business in any capacity other than with respect to Novogratz’s management of his own finances) shall, effective following the Resignation Date, be reduced from eighteen months to twelve months following October 13, 2015 (the date on which Novogratz closed the Fortress Macro Funds). In addition, the Company will waive, effective following the Resignation Date, (i) the non-solicitation restrictions contained in Paragraph C (Non-solicitation of Investors) of Exhibit A to the Employment Agreement and (ii) the non-solicitation restrictions contained in Paragraph B (Non-solicitation of Employees) solely with respect to former employees of the Company who provided services to the Liquid Markets business, Mr. Scott Feeley and Ms. Kim Pillemer. Novogratz agrees that he will abide by them for the respective durations of such covenants and obligations including, as applicable, the time periods following the Resignation Date.
13.Injunctive Relief. The Company shall be entitled to have the provisions of this Separation Agreement specifically enforced through injunctive relief, without having to prove the adequacy of the available remedies at law, and without being required to post bond or security, it being acknowledged and agreed that such breach will cause irreparable injury to the Company and that money damages will not provide an adequate remedy to the Company. Moreover, Novogratz understands and agrees that if he breaches any provisions of this Separation Agreement, in addition to any other legal or equitable remedy the Company may have, he shall reimburse the Company for all its reasonable attorneys’ fees and costs incurred by it arising out of any such breach. The remedies set forth in this Section 13 shall apply to any challenge to the validity of the waiver and release of Novogratz’s rights under the ADEA. In the event Novogratz challenges the validity of the waiver and release of his rights under the ADEA, then the Company’s right to attorneys’ fees and costs shall be governed by the provisions of the ADEA. Any such action permitted to the Company by the foregoing, however, shall not affect or impair any of Novogratz’s obligations under this Separation Agreement, including without limitation, the release of claims in Section 4 hereof.
14.Severability; Blue Penciling. In the event that any one or more of the provisions of this Separation Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions will not in any way be affected or impaired thereby. Moreover, if any one or more of the provisions contained in this Separation Agreement is held to be excessively broad as to duration, scope, activity or subject, such provisions will be construed by limiting and reducing them so as to be enforceable to the maximum extent compatible with applicable law.
15.No Admission. Nothing herein shall be deemed to constitute an admission of wrongdoing by the Company or any member of the Group. Neither this Separation Agreement nor any of its terms shall be used as an admission or introduced as evidence as to any issue of law or fact in any proceeding, suit or action, other than an action to enforce this Separation Agreement.
16.Counterparts. This Separation Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures may be exchanged by facsimile or email.
17.Arbitration. Except as necessary for the Company, its subsidiaries, and their affiliates, and their respective successors or assigns or Novogratz to specifically enforce or enjoin a breach of this Separation Agreement (to the extent such remedies are otherwise available), the parties agree that any and all disputes that may arise in connection with, arising out of or relating to this Separation Agreement, or any dispute that relates in any way, in whole or in part, to Novogratz’s services on behalf of the Company or any or its subsidiaries or their respective affiliates, any compensation relating to such services, the termination of such services or any other dispute by and between the parties or their subsidiaries or affiliates, and their respective successors or assigns, shall be submitted to binding arbitration in New York, New York, according to the Employment Arbitration Rules of the American Arbitration Association. The parties agree that each party shall bear its or his own expenses incurred in connection with any such dispute. This arbitration obligation extends to any and all claims that may arise by and between the parties or their subsidiaries or their affiliates and their respective successors or assigns, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the United States Constitution, and applicable state and federal fair employment laws, federal and state equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, as amended, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, the Age Discrimination in Employment Act of 1967, as amended, and any other state or federal law. The parties agree that any pending or contemplated arbitration hereunder may be consolidated with any prior arbitration arising under this agreement to arbitrate or an agreement to arbitrate set forth in the Purchase Agreement for the purposes of efficiency and to avoid the possibility of inconsistent awards. An application for such consolidation may be made by any party to this Separation Agreement or the Purchase Agreement to the tribunal for the prior arbitration. The tribunal to the prior arbitration shall, after providing all interested parties the opportunity to comment on such application, order that any such pending or contemplated arbitration be consolidated into a prior arbitration if it determines that (i) the issues in the arbitrations involve common questions of law or fact; (ii) no party to either arbitration shall be prejudiced, whether by delay or otherwise, by the consolidation; (iii) any party to the pending or contemplated arbitration which did not join an application for consolidation, or does not consent to such an application, is sufficiently related to the parties in the prior arbitration that their interests were sufficiently represented in the appointment of the tribunal for the prior arbitral tribunal; and (iv) consolidation would be more efficient that separate arbitral proceedings.

18.Governing Law. The terms of this Separation Agreement and all rights and obligations of the parties thereto, including its enforcement, shall be interpreted and governed by the laws of the State of New York, without regard to principles of conflicts of law.
19.Effective Date.
(a)Novogratz acknowledges that he has read this Separation Agreement in its entirety, fully understands its meaning and is executing this Separation Agreement voluntarily and of his own free will with full knowledge of its significance. Novogratz understands that he has twenty-one (21) days from the original date of presentment of this Separation Agreement (set forth below) to consider whether or not to execute this Separation Agreement, although he may elect to sign it sooner.
(b)Novogratz shall have a period of seven (7) days after the day on which he signs this Separation Agreement to revoke his consent to Sections 3, 4 and 5 collectively, but not individually, which revocation must be in writing delivered to the Company, to the attention of Aimee Quick in the Company’s Human Resources department, and Section 3, 4 and 5 of this Separation Agreement shall not become effective until the eighth day following Novogratz’s execution of this Separation Agreement (the “Effective Date”). Novogratz understands that if he revokes his consent to Sections 3, 4 and 5 within such seven (7) day period, the obligations under Sections 3, 4 and 5 of this Separation Agreement will be null and void but the remaining Sections will remain in full force and effect. Novogratz is advised to have this Separation Agreement reviewed by legal counsel of his choice.
(c)In order to be entitled to the benefits set forth in Sections 3, 4 and 5 of this Separation Agreement, Novogratz must re-execute this Separation Agreement on or after the Resignation Date. Novogratz will again have the opportunity to consider for twenty-one (21) days whether to re-execute this Separation Agreement. If this Separation Agreement is not re-executed on or after the Resignation Date, the Company shall have no further obligations under this Separation Agreement. This in no way affects Novogratz’s prior release of claims under this Separation Agreement. By his re-execution of this Separation Agreement, the release set forth in Section 4 shall be deemed to cover any claims which Novogratz has, may have had, or thereafter may have existing or occurring at any time on or before the date on which he re-executes this Separation Agreement.
20.Entire Agreement. The terms contained in this Separation Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior negotiations, representations or agreements relating thereto, whether written or oral, with the exception of any agreements or provisions in agreements concerning confidentiality, trade secrets, restrictive covenants, or any nonsolicitation or nonservicing agreements, including the Employment Agreement, all of which agreements shall remain in full force and effect, and are hereby confirmed and ratified. In further consideration of this Separation Agreement and notwithstanding anything herein to the contrary, Novogratz agrees to abide by and hereby reaffirm any confidentiality or restrictive covenant obligations contained in any agreements he may have entered into or otherwise is bound by with the Company, the terms of which are hereby incorporated by reference. Novogratz represents that in executing this Separation Agreement, he has not relied upon any representation or statement not set forth herein. No amendment or modification of this Separation Agreement shall be valid or binding upon the parties unless in writing and signed by both parties.
21.No Party the Drafter. The language used in this Separation Agreement will be deemed to be language chosen by the parties to express their mutual intent, and no rule of law or contract interpretation that provides that in the case of ambiguity or uncertainty a provision should be construed against the draftsmen will be applied against any party. The provisions of this Separation Agreement shall be construed according to their fair meaning and neither for nor against any party irrespective of which party did cause such provisions to be drafted.
22.Captions. The captions used in this Separation Agreement are for convenience only and shall not change the substance of the provisions herein.

FIG LLC

By: /s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

Agreed and Accepted:

/s/ Michael E. Novogratz         11/24/15
Michael E. Novogratz                Date

Re-Executed:

____________________________

Date: ______________________

EXHIBIT 1

Resignation Letter

January 4, 2016

FIG LLC
1345 Avenue of the Americas
New York, NY 10105

                        Re:       Resignation

Effective January 4, 2016, I hereby resign from any and all positions with FIG LLC, with any of its affiliates, and with any of their respective funds.

                                                                        Very truly yours,

Michael E. Novogratz